Exhibit 99.1

Can B Corp. Closes Acquisition of Assets from TWS Pharma in CO to Significantly Expand Capabilities in Converting Hemp Biomass to Isolate Used in our CBD and Isomer Product Lines

Adds $5 Million in Processing Assets

HICKSVILLE, NY (GlobeNewswire) – August 17, 2021 – Can B Corp. (OTCQB: CANB) (“Can B” or the “Company”), a diversified health and wellness company specializing in the development, production and sale of products containing hemp derived cannabinoids, is pleased to announce its acquisition of assets from TWS Pharma, based in Mead, Colorado.

The transaction is valued at over $5 million for hemp processing and extraction assets located in 3 buildings totaling 50,000 square feet in northeast CO.

Marco Alfonsi, Can B’s Chief Executive Officer, commented, “This is a significant move for our Company that we strongly believe will add value for our shareholders. It enables us to process biomass into isolate which is the core ingredient for hemp isomers, such as CBN, CBG, Delta-8 and Delta-10. It is strategic to our existing Lacey, Washington facility and expected to add significantly to revenue from now through the end of 2021. By securing our own processing and extraction facilities we for the first time control our supply chain from biomass through end products for both retail and wholesale customers”.

The 15,000 square foot facility located in Mead, Colorado is a state-of-the-art extraction operation which converts hemp biomass and unwinterized crude to winterized crude and high-quality CBD crude oil. The 18,000 square foot operation in Fort Morgan, Colorado, a former Budweiser facility, will be used to convert winterized crude to CBD distillate. The ICS facility located in a 30,000 sq. ft. building also located in Fort Morgan CO and will be used to convert distillate to isolate. The Company has yet to execute the leases for these facilities but has negotiated and agreed on the terms with each landlord. This processing of hemp biomass to CBD consumer products gives us supply chain control and chain-of custody for purity, analysis, and certification of our products. The startup costs to have all the equipment fully functional and in full operation will require approximately $250,000 and 30 days.

All of these newly acquired assets will feed the Company’s Nutraceutical lab in Lacey, Washington facility and the two isomer (Delta-8- CBD- CBG) operations in Miami Florida and Mcminville Tennessee. No Delta-8 will be produced in CO where it is illegal to do so.

In regard to biomass, the Company is in final negotiations to acquire several million pounds of biomass that is already harvested, bagged and partially dried. Historically, a million pounds of biomass converts to approximately 16,000 kilos of isolate that when fully processed to an isomer, converts into approximately 15,000 liters of Delta-8 or other isomers. At today’s isomer market price this equates to a $10 million top line revenue per million pounds of biomass. At start-up production levels the existing CO operation is targeting an annual throughput of 1.5 million pounds of biomass processed.

Dave Stock, TWS Pharma majority owner, stated, “After weeks of detailed due diligence and planning, I believe Can B has a solid plan to utilize and monetize these assets. Coupled with their existing facility in Lacey, Washington gives them a feedstock to supplier to processor model that will allow them to compete at substantial volume of quality product at competitive pricing. Additionally, this transaction will award the local communities by welcoming back up to 30 returning local employees.”

About Can B Corp.

Can B Corp. (OTCQB: CANB) is a Health & Wellness company providing the highest quality hemp derived cannabinoid products, including under its own brands of Canbiola, Seven Chakras, NuWellness, Pure Leaf Oil and Duramed. Can B utilize multi-channel distribution to reach consumers, including medical facilities, doctor offices, retailers, online and direct. The Company is also launching Super Foods, a line of nutritional supplements. Can B Corp. own and operates R&D and production facility in Lacey, WA, and Florida. To learn more about Can B Corp. and our comprehensive line of high quality products, please visit: Canbiola.com and www.CanBCorp.com, follow Can B Corp on Instagram and Facebook, or visit one of the 1,000+ retail outlets that carry Can B Corp. products.

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Forward-Looking Statements

Forward-looking statements and risks and uncertainties discussed in this release contain forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein should not be construed in any way, shape or manner of our future financial condition or stock price. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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